UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Titanium Metals Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

April 9, 2009

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Titanium Metals Corporation which will be held on Monday, May 11, 2009, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas.  The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.  Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in our bylaws.

Sincerely,

Steven L. Watson
Vice Chairman of the Board and
Chief Executive Officer

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2009

To the Stockholders of Titanium Metals Corporation:

The 2009 Annual Meeting of Stockholders of Titanium Metals Corporation will be held on Monday, May, 11, 2009, at 10:00 a.m., local time, at our corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas, for the following purposes:

(1)	To elect the seven director nominees named in the proxy statement to serve until the 2010 Annual Meeting of Stockholders; and

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 31, 2009 has been set as the record date for the meeting.  Only holders of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the meeting.  A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting.  Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope.  If you choose, you may still vote in person at the meeting even though you previously submitted your proxy card.

By Order of the Board of Directors,

Clarence B. Brown III, Secretary

Dallas, Texas
April 9, 2009

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 11, 2009.

This proxy statement and annual report to stockholders (including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008) are available at www.timet.com/proxy.

GLOSSARY OF TERMS

GENERAL INFORMATION

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

CONTROLLING STOCKHOLDER

SECURITY OWNERSHIP

ELECTION OF DIRECTORS

Nominees for Director

EXECUTIVE OFFICERS

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence
2008 Meetings and Standing Committees of the Board of Directors
Audit Committee
Management Development and Compensation Committee
Nominations Committee
Non-Management and Independent Director Meetings
Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders
Communications with Directors
Compensation Committee Interlocks and Insider Participation
Code of Business Conduct and Ethics
Corporate Governance Guidelines
Availability of Corporate Governance Documents

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AND OTHER INFORMATION

Compensation Discussion and Analysis
Compensation Committee Report
Summary of Cash and Certain Other Compensation of Executive Officers
2008 Grants of Plan-Based Awards
Employment Agreement
Consulting Agreement
Outstanding Equity Awards at December 31, 2008
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy
Relationships with Related Parties
Intercorporate Services Agreements
Insurance Matters
Utility Services
Loan to CompX
Sale of Common Stock of Unaffiliated Third Party to Contran
Simmons Family Matters

AUDIT COMMITTEE REPORT

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm
Fees Paid to PricewaterhouseCoopers LLP
Preapproval Policies and Procedures

OTHER MATTERS

2008 ANNUAL REPORT ON FORM 10-K

ADDITIONAL COPIES

GLOSSARY OF TERMS

    “AST” means American Stock Transfer & Trust Company, our stock transfer agent.

“BMI” means Basic Management, Inc., a land management company in which a wholly owned subsidiary of Tremont owns approximately 32% of the outstanding equity securities (representing 29% of the voting securities).

“CDCT” means the Contran Amended and Restated Deferred Compensation Trust, an irrevocable “rabbi trust” established by Contran to assist it in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures security products, furniture products and performance marine components.

“Contran” means Contran Corporation, the parent corporation of the consolidated tax group that includes CompX, Keystone, Kronos Worldwide, NL and Valhi.

“Dixie Rice” means Dixie Rice Agricultural Corporation, Inc., one of our parent corporations.

    “EWI” means EWI RE, Inc., a reinsurance brokerage and risk management company wholly owned by NL.

“FAS 123R” means Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“Grandchildren’s Trust” means the Annette Simmons Grandchildren’s Trust, a trust of which Harold C. Simmons and Annette C. Simmons are co-trustees and the beneficiaries of which are the grandchildren of Annette C. Simmons.

“independent directors” mean the following directors: Keith R. Coogan, Thomas P. Stafford, Terry N. Worrell and Paul J. Zucconi.

 “ISA” means an intercorporate services agreement between or among Contran related companies pursuant to which employees of one or more related companies provide certain services, including executive officer services, to another related company on a fixed fee basis.

“Keystone” means Keystone Consolidated Industries, Inc., one of our publicly held sister corporations that manufactures steel fabricated wire products, industrial wire, bar products, billets and wire rod.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide pigments.

“named executive officer” means any person named in the Summary Compensation table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in Kronos Worldwide and CompX.

“NL EMS” means NL Environmental Management Services, Inc., a wholly owned subsidiary of NL.

“non-management directors” mean the following directors who are not one of our executive officers: Keith R. Coogan, Glenn R. Simmons, Thomas P. Stafford, Terry N. Worrell and Paul J. Zucconi.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 31, 2009, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2009 annual meeting of our stockholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“series A preferred stock” means our 6 ¾% series A convertible preferred stock, par value $0.01 per share.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TFMC” means TIMET Finance Management Company, one of our wholly owned subsidiaries.

“TIMET,” “us,” “we” or “our” means Titanium Metals Corporation.

“Tremont” means Tremont LLC, a wholly owned subsidiary of Valhi.

“Valhi” means Valhi, Inc., one of our publicly held sister corporations that is a diversified holding company with principal investments in NL and Kronos Worldwide.

“VHC” means Valhi Holding Company, one of our parent corporations.

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

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PROXY STATEMENT

———————————————

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2009 Annual Meeting of Stockholders to be held on Monday, May 11, 2009 and at any adjournment or postponement of the meeting.  The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting.  The notice, this proxy statement, the accompanying proxy card or voting instruction form and our 2008 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are first being mailed on or about April 9, 2009 to the holders of our common stock at the close of business on March 31, 2009.  Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain capitalized or other terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:           What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the election of the seven directors named in this proxy statement and any other matter that may properly come before the meeting.

Q:           How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR each of the nominees for director named in this proxy statement.

Q:           Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 31, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of record of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 181,107,221 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:           How do I vote?

A:	If your shares are held by a bank, broker or other nominee (i.e., in “street name”), you must follow the instructions from your nominee on how to vote your shares.

If you are a stockholder of record, you may:

•	vote in person at the annual meeting; or

•	instruct the agents named on the proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided.

If you execute a proxy card but do not indicate how you would like your shares voted for one or more of the director nominees named in this proxy statement, the agents will vote FOR the election of each such director nominee and, to the extent allowed by applicable law, in the discretion of the agents on any other matter that may properly come before the meeting.

Q:           Who will count the votes?

A:
The board of directors has appointed AST, our transfer agent and registrar, to receive proxies and ballots, ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:           Is my vote confidential?

A:	Yes. All proxy cards, ballots or voting instructions delivered to AST will be kept confidential in accordance with our bylaws.

Q:           May I change or revoke my proxy or voting instructions?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions at any time before the meeting in any of the following ways:

•	delivering to AST a written revocation;

•	submitting another proxy card bearing a later date; or

•	voting in person at the meeting.

If your shares are held by a bank, broker or other nominee, you must follow the instructions from your nominee on how to change or revoke your voting instructions.

Q:           What constitutes a quorum?

A:
A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.  Under the applicable rules of the NYSE and the SEC, brokers or other nominees holding shares of record on behalf of a client who is the actual beneficial owner of such shares are authorized to vote on certain routine matters without receiving instructions from the beneficial owner of the shares.  If such a broker/nominee who is entitled to vote on a routine matter delivers an executed proxy card and votes on some matters and not others, a matter not voted on is referred to in this proxy statement as a “broker/nominee non-vote.”  Abstentions and broker/nominee non-votes will be counted as being in attendance at the meeting for purposes of determining whether a quorum is present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee or approve any other matter?

A:
A plurality of the affirmative votes of the holders of our outstanding shares of common stock represented and entitled to be voted at the meeting is necessary to elect each director nominee named in this proxy statement.  The accompanying proxy card or voting instruction form provides space for you to withhold authority to vote for any such director nominees.  The election of directors is a routine matter on which a broker/nominee has discretionary authority to vote if such broker/nominee does not receive voting instructions from the beneficial holder of the shares to be voted.  Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees.  However, since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of a majority of the outstanding shares represented and entitled to vote at the meeting.  Shares of our common stock that are voted to abstain from any other business coming before the meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

Q:           Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders.  In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation.  Upon request, we will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that such entities hold of record.

CONTROLLING STOCKHOLDER

As of the record date, VHC and other entities or individuals related to Harold C. Simmons held, in the aggregate, approximately 52.7% of our outstanding shares of common stock.  VHC and such other entities or individuals have indicated their intention to have such shares represented at our 2009 annual meeting of stockholders and to vote such shares “FOR” the election of each of the nominees for director set forth in this proxy statement.  If VHC and such other entities or individuals attend the meeting in person or by proxy and vote as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees to the board for directors.

SECURITY OWNERSHIP

The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and current executive officers as a group.  See footnote 4 below for information concerning the relationships of certain other individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock.  None of the following entities or individuals own shares of our series A preferred stock.  All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	TIMET Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	7,549,737	(4)	4.2%
Valhi Holding Company (3)	47,250,761	(4)	26.1%
NL Industries, Inc (3)	1,449,097	(4)(5)	*
Valhi, Inc. (3)	826,959	(4)	*
Contran Corporation (3)	785,502	(4)(6)	*
The Combined Master Retirement Trust (3)	15,434,604	(4)	8.5%
Harold Simmons Foundation, Inc. (3)	350,675	(4)	*
Annette C. Simmons (3)	21,825,875	(4)	12.0%
The Annette Simmons Grandchildren’s Trust (3)	17,432	(4)	*
	95,490,642	(4)	52.7%

Aletheia Research and Management, Inc.	10,484,251	(7)	5.8%

Keith R. Coogan	2,000		*
Glenn R. Simmons	216,379	(4)(8)	*
Thomas P. Stafford	2,000		*
Steven L. Watson	175,235	(4)	*
Terry N. Worrell	1,000		*
Paul J. Zucconi	6,500		*
Bobby D. O’Brien	-0-	(4)	-0-
Robert D. Graham	-0-	(4)	-0-
James W. Brown	-0-	(4)	-0-
Charles H. Entrekin (9)	1,000		*

All our directors and current executive officers as a group (15 persons)	95,904,156	(4)(5)(6)(7)(8)	52.9%
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*           Less than 1%.

(1)
Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.  The number of shares and percentage of ownership for each individual or group assumes the exercise by such individual or group (exclusive of others) of stock options that such individual or group may exercise within 60 days subsequent to the record date.

(2)	The percentages are based on 181,107,221 shares of our common stock outstanding as of the record date.

(3)
The business address of VHC, NL, Valhi, Contran, the CMRT, the Foundation, Harold C. and Annette C. Simmons and the Grandchildren’s Trust is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.

(4)
VHC, Annette C. Simmons, the CMRT, Harold C. Simmons, NL, Valhi, the CDCT, NL EMS, the Foundation and the Grandchildren’s Trust  are the holders of approximately 26.1%, 12.1%, 8.5%, 4.2%, 0.5%, 0.5%, 0.4%, 0.3%, 0.2% and less than 0.1%, respectively, of the outstanding shares of our common stock.

NL is the holder of 100% of the outstanding common stock of NL EMS. Valhi and TFMC are the direct holders of approximately 83.1% and 0.5%, respectively, of the outstanding common stock of NL.  We are the holder of 100% of the outstanding common stock of TFMC.

VHC, TFMC, the Foundation and the CMRT are the direct holders of approximately 92.6%, 1.1%, 0.9% and 0.1%, respectively, of the outstanding common stock of Valhi.  Dixie Rice is the direct holder of 100% of the outstanding common stock of VHC.  Contran is the beneficial holder of 100% of the outstanding common stock of Dixie Rice.

Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons.  As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts.  Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold.

The CDCT directly holds approximately 0.4% of the outstanding shares of our common stock.  U.S. Bank National Association serves as the trustee of the CDCT.  Contran established the CDCT as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons.  If the CDCT assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due.  Pursuant to the terms of the CDCT, Contran (i) retains the power to vote the shares of our common stock held directly by the CDCT, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

The CMRT directly holds approximately 8.5% of the outstanding shares of our common stock and 0.1% of the outstanding shares of Valhi common stock.  TIMET’s shares are held in a CMRT sub-trust in which TIMET’s pension plans do not have any beneficial interest.  Contran sponsors the CMRT to permit the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.  Harold C. Simmons is the sole trustee of this trust and a member of the investment committee for this trust.  Contran’s board of directors selects the trustee and members of the trust’s investment committee.  Other than Mr. Armstrong, all of our executive officers and Mr. Glenn Simmons are participants in one or more of the employee benefit plans that invest through the CMRT.  Each of such persons disclaims beneficial ownership of any of the shares this trust holds, except to the extent of his or her individual vested beneficial interest, if any; in the plan assets this trust holds.

The Foundation directly holds approximately 0.2% of the outstanding shares of our common stock and 0.9% of the outstanding shares of Valhi common stock.  The Foundation is a tax-exempt foundation organized for charitable purposes.  Harold C. Simmons is the chairman of the board of the Foundation.

NL and NL EMS directly own 3,604,790 shares and 1,186,200 shares, respectively, of Valhi common stock.  As already stated, Valhi directly holds 83.1% of the outstanding shares of NL common stock.  Pursuant to Delaware law, Valhi treats the shares of Valhi common stock that NL and NL EMS own as treasury stock for voting purposes and for the purposes of this statement such shares are not deemed outstanding.

Harold C. Simmons is the chairman of the board and chief executive officer of NL and the chairman of the board of us, Valhi, VHC, Dixie Rice and Contran.

By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Harold C. Simmons may be deemed to control certain of such entities and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of shares directly held by certain of such other entities.  However, Mr. Simmons disclaims beneficial ownership of the shares beneficially owned, directly or indirectly, by any of such entities, except to the extent of his vested beneficial interest, if any, in shares held by the CDCT or CMRT.  Mr. Simmons disclaims beneficial ownership of all shares of our common stock beneficially owned, directly or indirectly, by VHC, NL, Valhi, Contran or the Foundation.

Annette C. Simmons is the wife of Harold C. Simmons and the direct owner of 21,825,875 shares of our common stock, 269,775 shares of NL common stock and 200,900 shares of Valhi common stock.  Mr. Simmons may be deemed to share indirect beneficial ownership of such shares.  Mr. Simmons disclaims all such beneficial ownership.  Ms. Simmons disclaims beneficial ownership of all shares of the issuer's common stock that she does not own directly.

Harold C. Simmons is the direct owner of 7,549,737 shares of our common stock, 880,600 shares of NL common stock and 154,838 shares of Valhi common stock.

The Grandchildren’s Trust is the direct holder of 17,432 shares of our common stock and 34,000 shares of Valhi common stock.  Mr. and Ms. Simmons, each as co-trustee of this trust, each have the power to vote and direct the disposition of the shares of the common stock the trust holds.  Mr. Simmons and his spouse each disclaims beneficial ownership of any shares that this trust holds.

The business address of Contran and TIMET is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas  75240-2697.  The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana  70542.

(5)	Includes 566,529 shares of our common stock held by NL EMS.

(6)	Represents the 795,502 shares of our common stock the CDCT directly holds.

(7)
Based on Schedule 13G dated December 31, 2008 Aletheia Research and Management, Inc. filed with the SEC.  Aletheia Research and Management, Inc. has sole voting and dispositive power over all of these shares.  The address of Aletheia Research and Management, Inc. is 100 Wilshire Boulevard, Suite 1960, Santa Monica, California 90401.

(8)	Includes 72,782 shares of our common stock held by his spouse.

(9)	Dr. Entrekin resigned as our president – global operations and chief operating officer effective April 14, 2008.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock or series A preferred stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock or series A preferred stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities.  We may similarly consider acquisitions of shares of our common stock or series A preferred stock and acquisitions or dispositions of securities issued by related entities.

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders.  The board of directors has currently set the number of directors at seven and recommends the seven director nominees named in this proxy statement for election at our 2009 annual stockholder meeting.  The directors elected at the meeting will hold office until our 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the meeting.  Our nominations committee unanimously nominated each of the nominees to stand for re-election to our board.  All of the nominees have agreed to serve if elected.  If any nominee is not available for election at the meeting, all shares represented by a proxy card will be voted FOR an alternate nominee to be selected by the board of directors, unless the stockholder executing such proxy card withholds authority to vote for such nominee.  The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director.  The respective nominees have provided the following information.

Keith R. Coogan, age 56, has served on our board of directors since 2004.  From 2007 to January 2009, Mr. Coogan served as president, chief executive officer and as a director of Pomeroy IT Solutions, Inc., an information technology services and solutions provider.  From 2002 to 2006, Mr. Coogan served as chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that Level 3 Communications, Inc. sold to Insight Enterprises Inc. in 2006 and that, from 1991 to 2002, was a publicly held corporation.  From 1990 to 2002, he served in various other executive officer positions with Software Spectrum, Inc., including vice president of finance and operations and chief operating officer.  He is also a director of Kronos Worldwide and a member of Kronos Worldwide’s audit committee and management development and compensation committee.  Mr. Coogan is a member of our audit committee and our management development and compensation committee.

Glenn R. Simmons, age 81, has served on our board of directors since 1999.  Mr. Simmons has been vice chairman of the board of Valhi and Contran and chairman of the board of CompX and Keystone since prior to 2004.  He also serves on the board of directors of Kronos Worldwide and NL.  In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from the bankruptcy proceedings in 2005.  Mr. Simmons has been an executive officer or director of various companies related to Valhi and Contran since 1969.  He is a brother of Harold C. Simmons.

Harold C. Simmons, age 77, has served as our chairman of the board since 2005 and on our board of directors since 2004.  He served as our chief executive officer from 2005 to 2006 and our vice chairman of the board from 2004 to 2005.  Mr. Simmons has been chairman of the board of Valhi and Contran, chairman of the board and chief executive officer of NL and chairman of the board of Kronos Worldwide since prior to 2004.  He served as Kronos Worldwide’s chief executive officer from prior to 2004 to February 2009 and Valhi’s chief executive officer in 2002 and prior years.  He has been an executive officer or director of various companies related to Valhi and Contran since 1961.  Mr. Simmons is a brother of Glenn R. Simmons.

General Thomas P. Stafford (retired), age 78, has served on our board of directors since 2006 and previously served as our director from 1996 to 2003.  Gen. Stafford was selected as an astronaut in 1962, piloted Gemini VI in 1965 and commanded Gemini IX in 1966.  In 1969, Gen. Stafford was named Chief of the Astronaut Office and was the Apollo X commander for the first lunar module flight to the moon.  He commanded the Apollo-Soyuz joint mission with the Soviet cosmonauts in 1975.  He served as U.S. Air Force Deputy Chief of Staff for Research and Development and Acquisition.  After his retirement from the United States Air Force in 1979 as Lieutenant General, he became chairman of Gibraltar Exploration Limited, an oil and gas exploration and production company, and served in that position until 1984, when he joined General Technical Services, Inc., a consulting firm.  Gen. Stafford was also affiliated with Stafford, Burke and Hecker, Inc., a Washington-based consulting firm, from 1982 until 2005.  Gen. Stafford has more recently served as an advisor to a number of governmental agencies including the National Aeronautics and Space Administration (NASA) and the Air Force Material Command.  He is currently chairman of the NASA Advisory Council Task Force on the International Space Station Program, and also served as co-chairman of the Stafford-Covey NASA Space Shuttle Return to Flight Task Group.  Gen. Stafford has received many honors and decorations including the Congressional Space Medal of Honor.  He is also a director of NL and chairman of each of NL’s audit committee and management development and compensation committee.  Gen. Stafford is chairman of each of our audit committee, management development and compensation committee and nominations committee.

Steven L. Watson, age 58, has served as our chief executive officer since 2006, our vice chairman of the board since 2005 and on our board of directors since 2000.  He served as our president during 2006.  Mr. Watson has been Valhi’s chief executive officer since 2002 and president and a director of Valhi and Contran since prior to 2004.  He has also served as chief executive officer of Kronos Worldwide since February 2009 and its vice chairman of the board since 2004.  Mr. Watson is also a director of CompX, Keystone and NL.  He has served as an executive officer or director of various companies related to us and Contran since 1980.

Terry N. Worrell, age 64, has served on our board of directors since 2007 and previously served on our board in 2003.  Mr. Worrell has been a private investor with Worrell Investments, Inc., a real estate investment company, since 1989.  From 1974 to 1989, Mr. Worrell was president and chief executive officer of Sound Warehouse of Dallas Inc., a chain of retail music stores.  Mr. Worrell is a director of Regency Centers Corporation, a real estate investment trust.  Mr. Worrell also serves as a director and on each of the audit committee and management development and compensation committee of NL.  He is a member of our audit committee, management development and compensation committee, and nominations committee.

Paul J. Zucconi, age 68, has served on our board of directors since 2002.  In 2001, Mr. Zucconi retired after 33 years at KPMG LLP where he was most recently an audit partner.  Mr. Zucconi is a member of the American Institute of Certified Public Accountants.  Mr. Zucconi serves on the board of directors and audit committee of each of Torchmark Corporation, a major life and health insurance company, and Affirmative Insurance Holdings, Inc., a provider of non-standard automobile insurance, and serves on the board of directors of the National Kidney Foundation serving North Texas.  He also serves as a trustee and a member of the audit committee of the American Beacon Funds, a series of mutual funds.  Mr. Zucconi is a member of our audit committee.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers.  Each executive officer serves at the pleasure of the board of directors.  Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Harold C. Simmons	77	Chairman of the Board
Steven L. Watson	58	Vice Chairman of the Board and Chief Executive Officer
Bobby D. O’Brien	51	President
Robert D. Graham	53	Executive Vice President
Christopher Armstrong	44	Executive Vice President – Strategic Planning and Business Initiatives
James W. Brown	52	Vice President and Chief Financial Officer
Kelly D. Luttmer.	45	Vice President and Tax Director
Andrew B. Nace	44	Vice President and General Counsel
John A. St. Wrba.	52	Vice President and Treasurer
Scott E. Sullivan	40	Vice President and Controller

Bobby D. O’Brien has served as our president since 2007.  He served as our executive vice president and chief financial officer from 2006 to 2007 and our vice president from 2004 to 2006.  Mr. O’Brien has served as chief financial officer and vice president of Valhi and Contran since prior to 2004.  From prior to 2004 until 2005 and 2004, he served as treasurer of Valhi and Contran, respectively.  Mr. O’Brien has served in financial and accounting positions with various companies related to us and Contran since 1988.

Robert D. Graham has served as our executive vice president since 2006.  From 2004 to 2006, he served as our vice president.  He has served as vice president of Valhi and Contran and vice president and general counsel of Kronos Worldwide and NL since prior to 2004.

Christopher Armstrong has served as our executive vice president – strategic planning and business initiatives since April 2008.  He served as a consultant to us on strategic planning and business development matters since November 2007.  From 1998 to 2007 Mr. Armstrong served as a professional in the Corporate Development and Turnaround Divisions of PwC and FTI Consulting ultimately holding the position of senior managing director.

James W. Brown has served as our vice president and chief financial officer since 2007.  He served as our vice president, corporate finance since 2006.  From 2003 to 2006, he served as vice president and controller of NL and Kronos Worldwide.

Kelly D. Luttmer has served as our vice president and tax director since 2006.  She has served as vice president of CompX, Contran, Kronos Worldwide, NL and Valhi since 2004 and  tax director of Valhi, CompX, Contran, Kronos Worldwide and NL since prior to 2004.  Ms. Luttmer has served in tax accounting positions with various companies related to us and Contran since 1989.

Andrew B. Nace has been our vice president and general counsel since 2006.  Mr. Nace has served as legal counsel to companies related to us and Contran since prior to 2004.

John A. St. Wrba has served as our vice president since 2004 and treasurer since 2005.  Mr. St. Wrba has served as vice president and treasurer of Valhi since 2005, Contran since 2004 and NL since prior to 2004.  He has also served as vice president of Kronos Worldwide since 2004 and treasurer of Kronos Worldwide since prior to 2004.

Scott E. Sullivan has been our vice president and controller since 2006 and served as our assistant corporate controller from 2004 to 2006.  In 2004 and prior years, he served as our director of financial reporting.  Prior to joining us in 2001, he was a senior manager at PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence.  Because persons and entities related to Mr. Harold C. Simmons own 52.7% of our common stock, we are considered a controlled company under the corporate governance standards of the NYSE.  Although pursuant to the NYSE listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominating or corporate governance committees or charters for these committees, we currently intend to continue voluntarily complying with the NYSE listing standards for non-controlled companies.   We may choose at any time in the future to only comply with those NYSE listing standards applicable to controlled companies.  Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that Keith R. Coogan, Thomas P. Stafford, Terry N. Worrell and Paul J. Zucconi are independent and have no material relationship with us other than serving as our directors.  Accordingly, our board of directors has a majority of independent directors.

In determining that Mr. Worrell has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

●
As part of a five-year pledge of $5.0 million, the Foundation, of which Harold C. Simmons is the chairman of the board, contributed to Children’s Medical Foundation of Texas, of which foundation Mr. Worrell serves as a trustee, $1.0 million in each of 2006 and 2007 and $500,000 in January 2009.

The board determined that Mr. Worrell did not have a direct or indirect material interest in this transaction based on his representation that he receives no compensation for serving as a trustee of Children’s Medical Foundation of Texas.

2008 Meetings and Standing Committees of the Board of Directors.  The board of directors held four meetings and took action by written consent on two occasions in 2008.  Each director participated in at least 75% of all of such meetings and of the 2008 meetings of the committees on which he served at the time.  It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors.  All but two of our directors attended our 2008 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below.  The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting.  The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.  Although as a controlled company we are no longer required to have a management development and compensation committee or nominations committee, we currently intend to retain both committees.

Audit Committee.  Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes.  The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its committee charter.  Applying the requirements of the NYSE listing standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Mr. Paul J. Zucconi is an “audit committee financial expert.”

Mr. Zucconi currently serves on four public company audit committees.  The board of directors has determined that such simultaneous service by Mr. Zucconi does not impair his ability to effectively serve on our audit committee.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Thomas P. Stafford (chairman), Keith R. Coogan, Terry N. Worrell and Paul J. Zucconi.  Our audit committee held seven meetings and took action by written consent on two occasions in 2008.

Management Development and Compensation Committee.  The principal responsibilities and authority of the management development and compensation committee are as follows:

•	to review and approve certain matters involving executive compensation, including making recommendations to the board of directors regarding any proposed charges to us pursuant to an ISA;

•	to review and approve grants of stock options, stock appreciation rights and awards of restricted stock under our stock incentive plan;

•	to review and recommend adoption of or revisions to compensation plans and employee benefit programs except as otherwise delegated by the board of directors;

•	to review and recommend compensation policies and practices and to review and approve such compensation committee disclosures as may be required; and

•
to review and recommend any executive employment contract, and to provide counsel on key personnel selection, organization strategies and such other matters as the board of directors may from time to time direct.

The purpose, authority, resources and responsibilities of our management development and compensation committee are more specifically set forth in its committee charter.  As discussed above, the board of directors has determined that each member of our management development and compensation committee is independent by applying the NYSE director independence standards (without additional categorical standards).  In certain instances under our 1996 Long-Term Incentive Plan, a plan allowing for grants of cash or equity performance awards, the management development and compensation committee may delegate its authority to administer this plan to certain individuals, which delegation authority the committee has not utilized.  With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement.  With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee.  The current members of our management development and compensation committee are Thomas P. Stafford (chairman), Keith R. Coogan and Terry N. Worrell.  Our management development and compensation committee held one meeting and took action by written consent on two occasions in 2008.

Nominations Committee.  The principal responsibilities and authority of the nominations committee are to:

•	identify individuals qualified to become board members and recommend to the board for its consideration and approval a slate of candidates to stand for election to the board;

•
review and make recommendations on such matters relating to the board as the board may request from time to time, including, without limitation, the size and composition of the board, the classification or non-classification of the board, the term of office of board members, criteria for nominations of candidates to stand for election to the board and procedures for the nominations process;

•	consider written recommendations made by our stockholders with respect to the election of board members;

•	review and reassess its charter and our corporate governance guidelines periodically and report to our board of directors any suggested changes to either; and

•	oversee the evaluations of our board of directors and management.

The purpose, authority, resources and responsibilities of our nominations committee are more specifically set forth in its committee charter.  As discussed above, the board of directors has determined that each member of our nominations committee is independent by applying the NYSE director independence standards (without additional categorical standards).  The current members of our nominations committee are Thomas P. Stafford (chairman) and Terry N. Worrell.  Our nominations committee held one meeting in 2008.  See the Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders section below for the committee’s procedures for receiving director nominations.

Non-Management and Independent Director Meetings.  Pursuant to our corporate governance guidelines, our non-management directors are entitled to meet on a regular basis throughout the year, and will meet at least once annually, without management participation.  Our independent directors also meet at least once annually, without management participation.  The chairman of our audit committee presides at all of these meetings.  In 2008, we complied with these requirements.

Stockholder Proposals and Director Nominations for the 2010 Annual Meeting of Stockholders.  Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC.  We must receive such proposals not later than December 10, 2009 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2010.  Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear on our books, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

Pursuant to the nominations committee’s charter and our bylaws, a stockholder’s written recommendation to the nominations committee for a nominee that is not an incumbent or recommended by our management shall set forth:

•	the name and address of the nominating stockholder;

•	a representation that the stockholder will be a stockholder of record at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee;

•	a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made);

•	such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•	the consent of the nominee to serve as a director if elected.

Our nominations committee has not adopted any specific minimum qualifications for director candidates.  The committee will consider, among other things, a potential director nominee’s ability to satisfy the need, if any, for any required expertise on the board of directors or one of its committees.  Historically, our management has recommended director nominees.

For proposals or director nominations to be brought at the 2010 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 23, 2010.  Proposals and nominations should be addressed to our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

Communications with Directors.  Stockholders and other interested parties who wish to communicate with the board of directors or its non-management directors may do so through the following procedures.  Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.  Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communications, or summaries of such communications, will be forwarded to the chairman of our audit committee, who also serves as the presiding director of our non-management and independent director meetings.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary.  These complaints or concerns will be forwarded to the chairman of our audit committee.  We will keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law.  Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation.  As discussed above, for 2008 the management development and compensation committee was composed of Thomas P. Stafford, Terry N. Worrell and Keith R. Coogan.  No member of the committee:

•	was an officer or employee of ours during 2008 or any prior year;

•	had any related party relationships with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2008, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules.  However, our chairman of the board and vice chairman of the board are on the board of directors of Contran and Contran employs each of them and Glenn R. Simmons, who each serve as one of our directors.

Code of Business Conduct and Ethics.  We have adopted a code of business conduct and ethics.  The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller.  Only the board of directors may amend the code.  Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code.  We will disclose amendments to or waivers of the code as required by law and the applicable rules of the NYSE.

Corporate Governance Guidelines.  We have adopted corporate governance guidelines to assist the board of directors in exercising its responsibilities.  Among other things, the corporate governance guidelines provide for director qualifications, for independence standards and responsibilities, for approval procedures for ISAs and that our audit committee chairman presides at all meetings of the non-management or independent directors.

Availability of Corporate Governance Documents.  A copy of each of our committee charters, code of business conduct and ethics and corporate governance guidelines is available on our website at www.timet.com (under the investor information, corporate governance section).  In addition, any person may obtain a copy of these documents without charge, by sending a written request to the attention of our corporate secretary at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis.   This Compensation Discussion and Analysis describes the key principles and factors underlying our executive compensation policies for those persons named in the 2008 Summary Compensation Table, or our named executive officers.  Our named executive officers include our former president – global operations and chief operating officer, who was employed directly by us until his resignation effective April 14, 2008.  Other than this officer, in 2006, 2007 and 2008, all of our named executive officers were employed and compensated directly by Contran.  For each of these years, we paid Contran a fee to receive, among other things, the services of our named executive officers employed by Contran pursuant to our ISA with Contran.  The nature of the duties of each of our named executive officers are consistent with the duties normally associated with the officer titles and positions such officer holds with us.  Additionally, we paid director fees in the form of cash and stock compensation to each of our chairman of the board and our chief executive officer for their service on our board.  Other than these director fees, we did not pay any compensation directly to our named executive officers who were employed by Contran.

Compensation of Former Officer.  Our main objective for the primarily cash-based compensation program as it related to our former president – global operations and chief operating officer was to achieve a competitive, balanced compensation package that would appropriately reflect such officer’s individual performance, contributions and general market value.  Annual compensation in 2008 for this officer consisted of base salary through his resignation date.

Employment and Consulting Agreements.  Our former president – global operations and chief operating officer’s salary for 2007 and 2008 was set by his employment agreement with us.  Our chief executive officer negotiated the terms of the employment agreement with him, including the base salary and bonus components, based on our chief executive officer’s business judgment and experience without performing any independent market research or weighing of factors.  The employment agreement and its terms were approved by our management development and compensation committee.  The 2007 and 2008 salary for our former president – global operations and chief operating officer is disclosed in his salary column in the Summary Compensation table in this proxy statement.  The employment agreement also required a one-time payment on March 30, 2007 that is disclosed in his 2007 bonus column in the Summary Compensation table in this proxy statement.  Our former president – global operations and chief operating officer’s base salary and one-time payment were not based on any specific measure of our financial performance.  See the discussion of our former president – global operations and chief operating officer’s employment agreement in the Employment Agreement section of this proxy statement.

In connection with our former president – global operations and chief operating officer’s resignation, his employment agreement was terminated in exchange for a twelve-month consulting agreement pursuant to which he was to provide professional consulting services to us as requested from time to time.  Our chief executive officer negotiated the terms of the consulting agreement with our former president – global operations and chief operating officer based on our chief executive officer’s business judgment and experience without performing any independent market research or weighing of factors.  Fees under the consulting agreement were not based on any specific measure of our financial performance.  The fees received by our former president – global operations and chief operating officer under the consulting agreement are disclosed in footnote 7 to the Summary Compensation table in this proxy statement.  See the discussion of our former president – global operations and chief operating officer’s consulting agreement in the Consulting Agreement section of this proxy statement.

Profit Sharing Award. In 2007, our former president – global operations and chief operating officer received a profit sharing award under our profit sharing plan that is disclosed in his non-equity incentive plan compensation column in the Summary Compensation table in this proxy statement.  We believe that financial performance goals for our employees increase our stockholder value over time if such goals are met.  Profit sharing awards are tied to our achieving at or above a predetermined minimum operating income level up to a predetermined maximum operating income level as follows:

Actual Operating Income in Plan Year	Award (as Percentage of Eligible Earnings)

Less than minimum operating income level	No award

Equal to or greater than minimum operating income level but less than maximum operating income level
Fully pro-rated percentage (rounded to the nearest 1/10th of a percent) between an eligible employee’s minimum payout percentage and maximum payout percentage based upon:
•      our actual operating income performance between minimum operating income level and maximum operating income level; and
•      each eligible employee’s individual performance rating

Equal to or greater than maximum operating income level	Based upon each eligible employee’s maximum payout percentage and individual performance rating

For each operating income level, the actual amount of the operating income bonus awarded to a participant as a percentage of their base salary will vary within a pre-determined range based on the participant’s position and, within that range, based on the individual’s performance rating.

In the first quarter of each year, our chief financial officer presents an annual operating plan to our board of directors for approval after he reviews market conditions and our operations, competitive position, marketing opportunities and strategies for maximizing financial performance.  Our board of directors approves our annual operating plan with such modifications as it deems appropriate, if any.  Based on the recommendation of our chief executive officer, our management development and compensation committee:

•
recommends, if it deems it advisable, that our board of directors approve the recommended minimum operating income level and maximum operating income level under our profit sharing plan for the current year that are based on the business judgment of our executive officers after a review of our annual operating plan and consideration of other relevant factors; and

•
reviews the ranges of the percentage of base salary to be awarded as a function of achieving an operating income level and the five performance ratings that determine the amount to be awarded within the ranges, which rating will be given upon a performance evaluation in the first quarter of the following year.

The board of directors then approves the minimum and maximum operating income levels under our profit sharing plan with any changes that it may deem appropriate.  Our chief executive officer, management development and compensation committee and board of directors use their business judgment without performing any independent market research in making any such recommendations or taking any such actions.

In 2007, our management development and compensation committee and the board of directors set the operating income levels based upon the projected revenue in the 2007 annual operating plan (as compared to the same percentages of projected revenue for 2006).  Our reported operating income for 2007 was in excess of the maximum operating income level.  Therefore, for 2007, our former president – global operations and chief operating officer received an award based upon achievement of the maximum operating income level.  He did not receive an award under our profit sharing plan for 2008.

Defined Contribution Plan.  We have a retirement savings plan, which is a 401(k) defined contribution plan.  In 2008 we did not pay any annual contribution for any of the named executive officers employed by Contran and paid $725 in regular matching contributions for our former president – global operations and chief operating officer.  Our annual contributions to this plan consist of three components:  regular matching contributions pursuant to the savings feature of the plan, company performance matching contributions and company defined contributions.  We added the defined contributions to the plan to compensate our domestic employees for the termination of pension benefits.

Under the regular matching contribution, we contribute for the benefit of a participant an amount equal to 25% of the first 4% of the participant’s eligible contributions to the savings plan without regard to our financial performance.

Under the company performance matching contribution, we contribute for the benefit of a participant an amount that ranges from 25% to 125% of the first 4% of the participant’s eligible contributions.  The same operating income levels approved by the board of directors with respect to the profit sharing plan determine the amount of the company performance matching contribution based on the following formula:

Operating Income Achieved	Additional Employer Match	Maximum Additional Match
Minimum operating income level	25% of participant’s own contributions	1% of participant’s total eligible compensation
Greater than the minimum but less than the maximum operating income level	Fully pro-rated percentage of between 25% up to but not including 125% of participant’s own contributions	Fully pro-rated percentage of between 1% up to but not including 5% of participant’s total eligible compensation
Maximum operating income level or greater	125% of participant’s own contributions	5% of participant’s total eligible compensation

For 2008 we matched up to a maximum of 3.2% of a participant’s total eligible compensation under the company performance matching contribution based on pro rata achievement of our maximum operating income level.  By comparison, for 2006 and 2007 we matched up to a maximum of 5% of a participant’s total eligible compensation under the company performance matching contribution based on our exceeding the maximum operating income level.  We also annually make a defined contribution under our retirement savings plan in an amount equal to 3% of the participant’s annual eligible compensation as defined in the plan.

Our former president – global operations and chief operating officer received a regular matching contribution, a performance matching contribution and a defined matching contribution under the plan for 2007 and a regular matching contribution in 2008.  These contributions are disclosed in the Summary Compensation table to this proxy statement.

Perquisites and Other Personal Benefits.  We did not pay any perquisites or other personal benefits in 2008 for the named executive officers employed by Contran.  All other 2007 or 2008 compensation that we paid or accrued for our former president – global operations and chief operating officer consisted of premiums for life insurance for his benefit, consulting fees paid to him pursuant to a post-employment consulting agreement with us, accrued vacation time and matching contributions under our retirement savings plan.

Equity-Based Compensation.  Prior to 2006, we decided to forego the grant of any equity compensation to our employees, although we continue to grant annual awards of stock to our directors as a portion of their annual retainers.  We also do not have any security ownership requirements or guidelines for our management or directors.  We do not currently anticipate any equity-based compensation will be granted in 2009, other than the annual grants of stock to our directors.  See the Director Compensation section in this proxy statement for a discussion of these annual grants.  The dollar amount of stock awards appearing in the Summary Compensation table represents the value recognized for financial statement reporting purposes of shares of our common stock we granted to Messrs. Harold Simmons and Watson in the last three years for their director services.

Fees Paid to Contran.  In each of 2006, 2007 and 2008 we paid Contran a fee for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee.  Such services provided under this ISA included the services of our current executive officers as follows:

Name	Position(s)

Harold C. Simmons	Chairman of the Board
Steven L. Watson	Vice Chairman of the Board and Chief Executive Officer
Bobby D. O’Brien	President
Robert D. Graham	Executive Vice President
Christopher Armstrong	Executive Vice President – Strategic Planning and Business Initiatives
James W. Brown	Vice President and Chief Financial Officer
Kelly D. Luttmer	Vice President and Tax Director
Andrew B. Nace	Vice President and General Counsel
John A. St. Wrba	Vice President and Treasurer
Scott E. Sullivan	Vice President and Controller

Other than Messrs. Armstrong, Brown, Nace and Sullivan, each of these persons also serves as an executive officer of Contran.

The charge under this ISA reimburses Contran for its cost of employing or engaging the personnel who provide the services by allocating such cost to us based on the estimated time such personnel were expected to devote to us over the year.  The amount of the fee we paid in 2006, 2007 and 2008 under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services.  See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2008 under this ISA.  Mr. Sullivan became an employee of Contran on January 1, 2007 and for 2006 was an employee of ours.  Accordingly, the 2006 ISA fee charged to us does not include a charge related to his services.  Under the various ISAs among Contran and its subsidiaries, we share the cost of the employment of our named executive officers, all of whom are employed by Contran, with Contran and certain of its other publicly held subsidiaries.  For our named executive officers, the portion of the annual charge we paid for each of the last three years under our ISA with Contran attributable to each of their services is set forth in footnote 2 to the Summary Compensation table in this proxy statement.  Footnote 2 also sets forth the cash fees we paid to each of Messrs. Harold C. Simmons and Watson for their director services.  The amounts charged under the ISA and the cash director fees are not dependent upon our financial performance.

We believe the cost of the services received under our ISA with Contran, after considering the extent and quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the last quarter of the prior year and the early part of each current year, Contran’s senior management, including certain of our named executive officers, estimated the number of hours (out of a standard 2,080-hour year) that each Contran employee was expected to devote in such current year to Contran and its subsidiaries, including us.  Contran’s senior management then allocated Contran’s cost of employing each of its employees among Contran and its various subsidiaries based on the ratio of the estimated hours of service devoted to each company and the total number of standard hours in a year.  The cost of each officer’s services that was allocated for each of the last three years was the sum of the following:

•	the annualized base salary of such officer at the beginning of the year;

•
the bonus Contran paid or accrued for such officer (other than bonuses for specific matters) in the prior year, which served as a reasonable approximation of the bonus that may be paid or accrued in the current year for such officer; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (17% for 2008, 19% for 2007 and 21% for 2006) applied to the base salary for the cost of medical and life insurance benefits, social security and medicare taxes, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to the provision of such services.

The overhead factor declined in 2007 as compared to 2006 and further declined in 2008 as compared to 2007 in each case as a result of Contran achieving some economies of scale and being able to spread the fixed costs included in determining the overhead factor over a greater number of employees providing services under various ISAs.  Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charge for that year under our ISA with Contran is presented to our management development and compensation committee to determine whether the committee would recommend that our board of directors approve the ISA charge.  Among other things during such presentation, the committee is informed of:

•	the quality of the services Contran provides to us, including the quality of the services our executive officers provide to us;

•
the $1.0 million charge to us for Harold C. Simmons for his service as our chairman of the board and for his consultation and advice to our chief executive officer regarding major strategic corporate matters, as applicable;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years; and

•	the comparison of the prior year and proposed current year average hourly rate.

In determining whether to recommend that the board of directors approve the proposed ISA fee, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing our named executive officers, in the aggregate and not individually.  After such presentations and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the breadth of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran to us under this ISA; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review:

•
any ISA charge from Contran to any other publicly held sister company, because such charges were separately reviewed by the management development and compensation committee of the applicable company; and

•	the compensation policies of Contran because:

o	the majority of our current named executive officers provide services to many companies related to Contran, including Contran itself;

o	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing each of our named executive officers;

o	Contran and these other companies related to Contran absorb the remaining amount of Contran’s cost of employing each of our named executive officers; and

o
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendations of our management development and compensation committee, our independent directors approved the proposed annual ISA charge effective January 1st of such year, with our other directors abstaining.

For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis.  Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were somehow to be deemed applicable.  Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation.  It is our general policy to structure the performance-based portion of the compensation of our executive officers in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code.

Compensation Committee Report.   The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement.  Based on the committee’s review and the discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Thomas P. Stafford Chairman of Our Management Development and Compensation Committee	Keith R. Coogan Member of Our Management Development and Compensation Committee	Terry N. Worrell Member of Our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers.  The Summary Compensation table below provides information concerning compensation we paid or accrued for services rendered during the last three years by our chief executive officer, our chief financial officer, each of the three other most highly compensated individuals (in certain instances, based on ISA charges to us) who were our executive officers at December 31, 2008, and our former president – global operations and chief operating officer.  Messrs. Harold C. Simmons, Steven L. Watson, Bobby D. O’Brien, Robert D. Graham and James W. Brown were employees of Contran during the last three years and provided their services to us and our subsidiaries pursuant to the ISA among Contran and us.  For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

2008 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary		Bonus		Stock Awards		Non-Equity Incentive Plan Compensation	All Other Compensation		Total

Current Executive Officers:

Harold C. Simmons	2008	$ 1,023,000	(2)	$ -0-		$ 16,120	(3)	$ -0-	$ -0-		$ 1,039,120
Chairman of the Board	2007	1,024,000	(2)	-0-		17,160	(3)	-0-	-0-		1,041,160
	2006	1,023,000	(2)	-0-		17,840	(3)	-0-	-0-		1,040,840

Steven L. Watson	2008	1,021,700	(2)	-0-		16,120	(3)	-0-	-0-		1,037,820
Vice Chairman of the	2007	1,025,300	(2)	-0-		17,160	(3)	-0-	-0-		1,042,460
Board and Chief Executive	2006	635,600	(2)	-0-		17,840	(3)	-0-	-0-		653,440
Officer

Bobby D. O’Brien (4)	2008	997,100	(2)	-0-		-0-		-0-	-0-		997,100
President	2007	829,300	(2)	-0-		-0-		-0-	-0-		829,300
	2006	402,300	(2)	-0-		-0-		-0-	-0-		402,300

Robert D. Graham	2008	447,900	(2)	-0-		-0-		-0-	-0-		447,900
Executive Vice President	2007	617,500	(2)	-0-		-0-		-0-	-0-		617,500
	2006	254,000	(2)	-0-		-0-		-0-	-0-		254,000

James W. Brown (5)	2008	473,500	(2)	-0-		-0-		-0-	-0-		473,500
Vice President and Chief	2007	586,700	(2)	-0-		-0-		-0-	-0-		586,700
Financial Officer

Former Executive Officer:

Charles H. Entrekin (6)	2008	173,462		-0-		-0-		-0-	399,158	(7)	572,620
Former President – Global	2007	550,000		250,000	(8)	-0-		583,000	21,220	(9)	1,404,220
Operations and Chief Operating Officer

(1)	Certain non-applicable columns have been omitted from this table.

(2)
The amounts shown in the 2008 Summary Compensation Table as salary for each of these named executive officers represent the portion of the fees we paid to Contran pursuant to our ISA with Contran with respect to the services such officer rendered to us and our subsidiaries.  The amount shown in the table as salary for Messrs. Simmons and Watson also includes director cash compensation we paid to each of them in 2006, 2007 and 2008.  As further discussed in the compensation discussion and analysis section of this proxy statement, the ISA charges disclosed for Contran employees who perform executive officer services to us and our subsidiaries are based on the estimated hours such individual spends fulfilling such duties.  The components of salary shown in the 2008 Summary Compensation Table for each of these named executive officers are as follows:

	2006	2007	2008

Harold C. Simmons
Contran ISA Fee	$1,000,000	$1,000,000	$1,000,000
TIMET Director Fees Earned or Paid in Cash	23,000	24,000	23,000
	$1,023,000	$1,024,000	$1,023,000
Steven L. Watson
Contran ISA Fee	$609,600	$999,300	$997,700
TIMET Director Fees Earned or Paid in Cash	26,000	26,000	24,000
	$635,600	$1,025,300	$1,021,700

Bobby D. O’Brien
Contran ISA Fee	$402,300	$829,300	$997,100

Robert D. Graham
Contran ISA Fee	$254,000	$617,500	$447,900

James W. Brown
Contran ISA Fee		$586,700	$473,500

(3)	Stock awards to these named executive officers consisted of shares of our common stock we granted to Messrs. Simmons and Watson for their services as directors. The grants consisted of the following:

Shares of our Common Stock	Date of Grant	Closing Price on Date of Grant	Grant Date Value of Shares of our Common Stock

1,000	June 4, 2008	$16.12	$16,120
500	May 24, 2007	$34.32	$17,160
500	May 23, 2006	$35.68	$17,840

These stock awards were valued at the closing price of a share of our common stock on the date of grant.

(4)	Mr. O’Brien served as our chief financial officer until October 2007 when he was appointed our president.

(5)
Mr. Brown was appointed our chief financial officer in October 2007.  Prior to his appointment as our chief financial officer, Mr. Brown also performed services for us as our vice president, corporate finance during 2007.

(6)	Dr. Entrekin became one of our executive officers when he became an employee of ours effective January 1, 2007. Dr. Entrekin resigned effective April 14, 2008.

(7)
The amount shown represents payments to or for the benefit of Dr. Entrekin as follows:  $389,583 for consulting fees paid according to the terms of his post-employment consulting agreement, $8,290 for accrued vacation time, $560 for group term life insurance premiums and $725 in regular matching contributions under our retirement savings plan.  See the discussion of our retirement savings plan contributions in the Compensation Discussion and Analysis section of this proxy statement.

(8)	Dr. Entrekin received a one-time payment on March 30, 2007 according to the terms of his employment agreement.

(9)
The amount shown represents group term life insurance premiums of $2,322 and contributions to Dr. Entrekin’s account under our retirement savings plan as shown below.  See the discussion of our retirement savings plan contributions in the Compensation Discussion and Analysis section of this proxy statement.

Named Executive Officer	Year	Regular Matching Contribution	Performance Matching Contribution	Defined Matching Contribution	Total

Charles H. Entrekin	2007	2,025	10,123	6,750	$18,898

2008 Grants of Plan-Based Awards.  The following table sets forth details of the stock awards we granted to certain of our named executive officers in 2008 for their services as directors.  None of Messrs. O’Brien, Brown, Graham nor Dr. Entrekin were entitled to any of our plan-based awards in 2008.

2008 GRANTS OF PLAN-BASED AWARDS (1)

Name	Grant Date	Date of Approval	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards (2)

Harold C. Simmons	06/04/08	05/22/08 (2)	1,000 (2)	$16,120 (2)

Steven L. Watson	06/04/08	05/22/08 (2)	1,000 (2)	16,120 (2)

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)
On May 22, 2008, the management development and compensation committee approved a grant to each of our directors elected at the 2008 meeting of stockholders held on that day, to be awarded on the date such shares were approved for listing on the NYSE, which occurred on June 4, 2008.  The number of shares granted was determined using the following formula based on the closing price per share of our common stock on the date of grant.

Range of Closing Price Per Share on the Date of Grant	Shares of Common Stock to Be Granted

Under $5.00	2,000
$5.00 to $9.99	1,500
$10.00 to $20.00	1,000
Over $20.00	500

These shares are fully vested and tradable immediately on their date of grant, other than restrictions under applicable securities laws.  For the purposes of this table and financial statement reporting purposes, these stock awards were valued at $16.12, the closing price per share of our common stock on the date of grant.

Employment Agreement.  We entered into an employment agreement with Dr. Entrekin on January 1, 2007 providing for his service to us.  The employment agreement was terminated effective April 14, 2008 when he resigned as our president – global operations and chief operating officer and entered into a consulting agreement with us.  The employment agreement had an initial term of two years with an option to be extended for up to three additional one-year terms.  Pursuant to the agreement, Dr. Entrekin received an annual base salary of $550,000 and was entitled to participate in our profit sharing plan for services performed in 2007 at the level of 106% of his base salary.  In addition, as required by the employment agreement, he received a one-time payment of $250,000 on March 30, 2007.  The employment agreement also provided for a severance payment of 12 months base salary (paid in semi-monthly installments over the twelve months following such termination) in the event of Dr. Entrekin’s termination “without cause,” non-renewal of the agreement on its fifth anniversary, or upon a “change in control” of  us.   The aggregate amount of these payments in the event of any such termination, including a termination upon a “change in control” of us,  would have been $550,000.  Regardless of the manner in which Dr. Entrekin’s employment could have been terminated, including a termination upon a “change in control” of us, he was entitled to receive amounts earned during his term of employment, which included, base salary earned through the date of termination and accrued vacation pay.

The employment agreement prohibited Dr. Entrekin from engaging in any titanium or specialty metals business competing with us and from interfering with our business relationships for one year after termination of employment, required Dr. Entrekin to transfer to us any interests he has in inventions conceived by him during his employment with us for three years after termination of employment and required Dr. Entrekin to maintain the confidentiality of our proprietary information for three years after termination of employment.

Consulting  Agreement.  In connection with Dr. Entrekin’s resignation, his employment agreement was terminated, except with respect to the non-competition, non-interference, confidentiality and proprietary property provisions, described above, all of which survived the termination of employment for the periods set forth in the employment agreement.  In connection therewith, we entered into a consulting agreement with Dr. Entrekin pursuant to which he agreed to provide professional consulting services to us as we requested from time to time.  The consulting agreement provided for payment to Dr. Entrekin of an aggregate consulting fee of $550,000, payable in semi-monthly installments through April 15, 2009, the expiration of the term of the consulting agreement.  In December 2008, the consulting agreement was amended such that the term expired March 15, 2009 with all remaining amounts payable thereunder to be paid to Dr. Entrekin on or prior to such date.

Outstanding Equity Awards at December 31, 2008.  None of our named executive officers held outstanding stock options to purchase shares of our common stock or unvested shares of our common stock at December 31, 2008.

Option Exercises and Stock Vested.  During 2008, no named executive officer exercised any stock options issued by us.  No named executive officer had any stock awards or shares vest in 2008.  For stock awards granted in 2008 that had no vesting restrictions, see the 2008 Grants of Plan-Based Awards table above.

Pension Benefits.  We do not owe any defined benefit retirement obligations to any of our named executive officers upon their retirement.

Nonqualified Deferred Compensation.  We do not owe any nonqualified deferred compensation to our named executive officers.

Director Compensation.  Our directors are entitled to receive compensation for their services as directors.  Our directors receive an annual retainer of $20,000, paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at a daily rate ($125 per hour) for other services rendered on behalf of our board of directors or its committees.  In addition to the annual retainers for service on the board of directors, the chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” for purposes of the annual proxy statement receive an annual retainer of $20,000, paid in quarterly installments (provided that if one person served in both capacities only one such retainer was paid), and other members of our audit committee receive an annual retainer of $10,000, paid in quarterly installments for their service on the audit committee.  Members of our management development and compensation committee and our nominations committee receive annual retainers of $2,000, paid in quarterly installments, for their service on each of these committees.  If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect.  We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees.

As discussed in footnote 2 to the 2008 Grants of Plan-Based Awards table, on the day of each annual stockholder meeting, each of our directors elected on that date receives a grant of shares of our common stock as determined by the closing price of a share of our common stock on the date of such meeting.  The following table provides information with respect to compensation our directors earned or received for their 2008 director services provided to us.  Amounts received by Messrs. Harold C. Simmons and Watson are included in the Summary Compensation table in this proxy statement.

2008 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Total

Keith R. Coogan	$41,000	$16,120	$57,120
Glenn R. Simmons	24,000	16,120	40,120
Thomas P. Stafford	52,000	16,120	68,120
Terry N. Worrell	39,000	16,120	55,120
Paul J. Zucconi	48,000	16,120	64,120

——————————

(1)
Certain non-applicable columns have been omitted from this table.  See footnotes 2 and 3 to the 2008 Summary Compensation Table and 2008 Grants of Plan-Based Awards table in this proxy statement for compensation Harold C. Simmons and Steven L. Watson earned or received from us for director services.

(2)	Represents retainers and meeting fees the director received or earned for director services he provided to us in 2008.

(3)
Represents the value of 1,000 shares of our common stock we granted to our directors on June 4, 2008.  For the purposes of this table and financial statement reporting, these stock awards were valued at $16.12 per share, the closing price per share of such shares on the date of grant.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC, the NYSE and us.  Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2008 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a), except that, due to an inadvertence by our staff, Harold C. Simmons filed on April 3, 2008 a Form 4 after the required filing date regarding 100,000 shares of common stock purchased by him, Terry N. Worrell filed on August 6, 2008 a Form 4 after the required filing date regarding 25,000 shares of our common stock purchased by him and Annette C. Simmons filed on September 16, 2008 a Form 4 after the required filing date regarding 208,000 shares of common stock purchased by her.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy.  As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies.  In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies.  With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved.  Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties.  As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate and understand that Contran and related entities periodically consider, review and evaluate such transactions.  Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future.  In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness.  Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of CompX, Contran, Keystone, Kronos Worldwide, NL or Valhi also serve as our directors or executive officers.  Such relationships may lead to possible conflicts of interest.  These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests.  In such an event, we implement such procedures as appropriate for the particular transaction.

Intercorporate Services Agreements.  As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs.  Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on a fixed fee basis.  The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business.  The fees paid pursuant to the ISAs are generally based upon an estimate of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the employees’ cash compensation and an overhead component that takes into account other employment related costs.  Generally each of the ISAs renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter.  Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies.  With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving a recommendation from the company’s management development and compensation committee.  See the Fees Paid to Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fee charged by Contran to us.

In 2008, we paid Contran fees of $8.2 million for its services under our ISA with Contran, including amounts for the services of certain of our named executive officers that are employees of Contran, as disclosed in the 2008 Summary Compensation table in this proxy statement.  In 2009, we expect to pay Contran fees of $8.6 million for its services under this ISA, including the services of certain of our named executive officers that are employees of Contran.  We also pay director compensation and expenses directly to Messrs. Harold and Glenn Simmons and Watson for their services as our directors, as disclosed in the 2008 Summary Compensation table and the 2008 Director Compensation table in this proxy statement.

Insurance Matters.  We and Contran participate in a combined risk management program.  Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, purchase certain insurance policies as a group, with the costs of the jointly owned policies being apportioned among the participating companies.  Tall Pines and EWI provide for or broker these insurance policies.  Tall Pines is a captive insurance company wholly owned by Valhi, and EWI is a reinsurance brokerage and risk management company wholly owned by NL.  Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees  for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period.  As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy.  We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2008, we paid premiums of approximately $7.8 million for insurance policies Tall Pines provided or EWI brokered.  This amount principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines and EWI.  Tall Pines purchases reinsurance for substantially all of the risks it underwrites.  In our opinion, the amounts we paid for these insurance policies and the allocation among us and our related entities of these insurance premiums are reasonable and are less than the costs we would incur if such policies were obtained or brokered through third parties.  We expect that these relationships with Tall Pines and EWI will continue in 2009.  Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but our independent directors were not asked to approve it.

Utility Services.  In connection with the operations of our Henderson, Nevada facility, we purchase certain utility services (primarily water distribution, maintenance of a common electrical facility and sewage disposal monitoring) from BMI and its subsidiaries pursuant to various agreements.  During 2008, fees for such utility services provided by BMI to us were approximately $2.3 million.  We also paid BMI an electrical facility upgrade fee of $0.8 million in 2008 and expect to pay a similar annual fee through 2009, which fee terminates in January 2010.  Because we believe this agreement was at market rates, our independent directors were not asked to approve it.

Loan to CompX.  In October 2007, CompX on a net basis purchased and/or cancelled approximately 2.7 million shares of its class A common stock formerly held directly or indirectly by TFMC for $19.50 per share paid in the form of a consolidated promissory note pursuant to a stock purchase agreement between CompX and TFMC and a merger agreement among CompX Group, Inc., a former parent of CompX in which NL and TFMC were the sole stockholders, and CompX KDL LLC, a former wholly owned subsidiary of CompX.  The price per share was determined based on CompX’s open market purchases of its class A common stock around the time of the approval of these transactions.  The stock purchase agreement and the merger agreement were approved by the independent directors of CompX and TIMET.

Pursuant such transactions, among other things, CompX issued a consolidated unsecured term loan promissory note to TFMC in the original principal amount of $52,580,190 that:

•	matures on September 30, 2014;
•	bears interest at an annual rate of LIBOR plus 1.00%;
•	requires quarterly principal payments of $250,000 beginning on September 30, 2008;
•	does not have prepayment penalties; and
•	is subordinated to CompX’s credit agreement with Wachovia Bank, National Association and certain other banks.

During 2008, the largest amount of principal that CompX owed to TFMC was $50.0 million.  At March 25, 2009, CompX owed TFMC under this note $43.0 million of outstanding principal.  In 2008, CompX paid TFMC approximately $7.0 million of principal and $2.2 million of interest on the consolidated promissory note.

Sale of Common Stock of Unaffiliated Third Party to Contran.  In December 2008 we entered into a stock purchase agreement with Contran whereby Contran purchased from us all of the shares of common stock we held in an unaffiliated third party for a purchase price of $16.7 million payable by Contran to us in the form of a secured promissory note with an original principal amount equal to the purchase price that:

•	matures on December 31, 2011;
•	bears interest at a rate of Prime less 1.50%;
•	requires quarterly payments of interest beginning on March 31, 2009;
•	does not have any prepayment penalties; and
•	is collateralized by the purchased shares pursuant to the terms of a pledge and security agreement entered into between Contran and us.

The stock purchase agreement, note and pledge and security agreement were approved by our independent directors.  During 2008, the largest amount of principal that Contran owed to us was $16.7 million.  At March 25, 2009, Contran owed us under this note $16.7 million of outstanding principal.  In 2008, no principal or interest payments on the promissory note were paid to us by Contran.

Simmons Family Matters.  In addition to the services he provides under our ISA with Contran as discussed under the Intercorporate Services Agreements subsection above, certain family members of Harold C. Simmons also provide services to us pursuant to this ISA.  In 2008, L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain property management services to us pursuant to this ISA.  The portion of the fees we paid to Contran in 2008 pursuant to our ISA with Contran for the services of Mr. Fleck was not enough to require quantification under SEC rules.  See the Intercorporate Services Agreements subsection in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2008 ISA fee Contran charged us.  As disclosed in the Director Compensation table in this proxy statement, Mr. Glenn Simmons (a brother of Harold C. Simmons) also received compensation in cash and stock from us for his services as a director for 2008 and is expected to continue to receive similar compensation for 2009 for such services.

AUDIT COMMITTEE REPORT

Our audit committee of the board of directors is comprised of four directors and operates under a written charter adopted by the board of directors.  All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002.  The audit committee charter is available on our website at www.timet.com (under the investor information, corporate governance, committee charters section).

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting.  Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP.  Our independent registered public accounting firm is also responsible for auditing our internal control over financial reporting in accordance with such standards and for expressing an opinion on our internal control over financial reporting.  Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process.  In its oversight role, our audit committee reviewed and discussed the audited financial statements and our internal control over financial reporting with management and with PwC, our independent registered public accounting firm for 2008.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board.  PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC that firm’s independence.  Our audit committee also concluded that PwC’s provision of non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2008 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Thomas P. Stafford Chairman of Our Audit Committee	Keith R. Coogan Member of Our Audit Committee	Terry N. Worrell Member of Our Audit Committee	Paul J. Zucconi Member of Our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm.  PwC served as our independent registered public accounting firm for the year ended December 31, 2008.  Our audit committee has appointed PwC to review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the first quarter of 2009.  We expect PwC will be considered for appointment to:

•	review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2009 and first quarter of 2010; and

•	audit our annual consolidated financial statements and internal control over financial reporting for the year ending December 31, 2009.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP.  The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2007 and 2008.  Additional fees for 2008 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2008 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting.

Type of Fees	2007	2008

Audit Fees (1)	$2,518,300	$2,716,300
Audit-Related Fees (2)	25,900	21,500
Tax Fees (3)	624,700	123,100
All Other Fees	-0-	-0-

Total	$3,168,900	$2,863,900

——————————

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements and of internal control over financial reporting for each year;
(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year;
(c)	consents and/or assistance with registration statements filed with the SEC;
(d)	normally provided statutory or regulatory filings or engagements for each year; and
(e)	the estimated out-of-pocket costs PwC incurred in providing all of such services, for which PwC is reimbursed.

(2)
Fees for assurance and related services reasonably related to the audit or review of financial statements for each year.  These services included accounting consultations and attest services concerning financial accounting and reporting standards and advice concerning internal control over financial reporting.

(3)	Permitted fees for tax compliance, tax advice and tax planning services.

Preapproval Policies and Procedures.  For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and permitted non-audit services the firm provides to us or any of our subsidiaries.  We may not engage the firm to render any audit or permitted non-audit service unless the service is approved in advance by our audit committee pursuant to the committee’s amended and restated preapproval policy.  Pursuant to the policy:

•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of permitted non-audit services of our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These permitted non-audit services include:

•	audit services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	other permitted non-audit services, such as assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of permitted non-audit services provided by our independent registered public accounting firm.  The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2008 our audit committee preapproved all PwC’s services provided to us or any of our subsidiaries in compliance with our amended and restated policy without the use of the SEC’s de minimis exception to such preapproval requirement.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting.  If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their reasonable judgment.

2008 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.timet.com.

ADDITIONAL COPIES

Pursuant to an SEC rule concerning the delivery of annual reports and proxy statements, a single set of these documents may be sent to any household at which two or more stockholders reside if they appear to be members of the same family.  Each stockholder continues to receive a separate proxy card.  This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.  A number of brokerage firms have instituted householding.  Certain beneficial stockholders who share a single address may have received a notice that only one annual report and proxy statement would be sent to that address unless a stockholder at that address gave contrary instructions.  If, at any time, a stockholder who holds shares through a broker no longer wishes to participate in householding and would prefer to receive a separate proxy statement and related materials, or if such stockholder currently receives multiple copies of the proxy statement and related materials at his or her address and would like to request householding of our communications, the stockholder should notify his or her broker.  Additionally, we will promptly deliver a separate copy of our 2008 annual report or this proxy statement to any stockholder at a shared address to which a single copy of such documents was delivered, upon the written or oral request of the stockholder.

To obtain copies of our 2008 annual report or this proxy statement without charge, please mail your request to the attention of Clarence B. Brown, III, corporate secretary, at Titanium Metals Corporation, Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697, or call him at 972.233.1700.

Titanium Metals Corporation

Dallas, Texas
April 9, 2009

Titanium Metals Corporation
Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

PROXY

TITANIUM METALS CORPORATION

Three Lincoln Centre
5430 LBJ Freeway, Suite 1700
Dallas, Texas 75240-2697

Proxy for Annual Meeting of Stockholders - May 11, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Steven L. Watson, Robert D. Graham and Clarence B. Brown, III, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Titanium Metals Corporation, a Delaware corporation (“TIMET”), to be held at our corporate headquarters located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Monday, May 11, 2000, at 10:00 a.m. (local time), and at any adjournment or postponement of the Annual Meeting, all of the shares of common stock ($0.01 par value) of TIMET standing in the name of the undersigned or which the undersigned may be entitled to vote on the matters described on the reverse side of this card.  The proxy statement accompanying this proxy is also available on TIMET’s website at www.timet.com/proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TITANIUM METALS CORPORATION.  PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

TITANIUM METALS CORPORATION

May 11, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
Are available at www.timet.com/proxy

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

The Board of Directors recommends a vote “FOR” the election of each of the director nominees listed in Item 1.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.        Election of Seven Directors:

                                                                        NOMINEES:
□                                   FOR ALL NOMINEES                      ○ Keith R. Coogan
                                       ○ Glenn R. Simmons
□                                   WITHHOLD AUTHORITY                              ○ Harold C. Simmons
                                   FOR ALL NOMINEES                                      ○ Thomas P. Stafford
                                                   ○ Steven L. Watson
□                                   FOR ALL EXCEPT                                            ○  Terry N. Worrell
                                  (See instructions below)                                   ○   Paul J. Zucconi

ININSTRUCTION:    To withhold authority to vote for any individual nominee(s), mark
           “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to
              withhold, as shown here:         ●

2.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

This proxy, if properly executed, will be voted in the manner directed herein.  If no direction is made, this proxy will be voted “FOR” all nominees listed in Item 1 at left.

The undersigned hereby revokes all proxies heretofore given by the undersigned to vote at such meeting and any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.